Exhibit 99.1

NEWS RELEASE

Gulfport Energy Corporation	FOR IMMEDIATE RELEASE
14313 N May Avenue, Suite 100
Oklahoma City, OK 73134
Phone: (405) 848-8807
Fax: (405) 848-8816

For Further Information

Contact:	Mike Liddell (405) 848-8807 – Ext.106

Gulfport Energy Corporation Announces Record Earnings for Quarter Ended March 31, 2005 and Commencement of Drilling Program

OKLAHOMA CITY, OKLAHOMA – May 16, 2005 – Gulfport Energy Corporation (Symbol: GPOR.OB), reported record financial results for the quarter ended March 31, 2005. For the three months ended March 31, 2005, Gulfport generated net income available to common shareholders of $1.9 million ($0.07 per fully diluted common share), operating cash flow of $3.6 million (defined as cash flow from operating activities before changes in assets and liabilities), cash provided by operating activities of $3.4 million and EBITDA of $ 3.7 million (defined as net income, plus provision for income taxes, interest expense, other debt related expenses, accretion, depreciation, depletion and amortization) on revenue of $6.8 million. This compares with net income of $40,000, on total revenue of $4.4 million for the three months ended March 31, 2004. The improvement in earnings was the result of an increase in the average price received for oil to $41.41 compared to $32.56 for the three months ended March 31, 2004 together with an increase in production. The oil and gas production rose 22% to 166 Thousand Barrels of Oil Equivalents (MBOE) for the quarter ended March 31, 2005 compared to 136 MBOE for the same period in 2004.

Gulfport commenced an approximately 20 well drilling program at the West Cote Blanche Bay Field in St. Mary Parish, Louisiana during March 2005. The wells to be drilled will target proved undeveloped reserve locations. Gulfport will also explore for possible and probable reservoirs by going deeper and directionally guiding the bit for untapped fault blocks. As of the date of this press release, Gulfport has drilled two wells, which are waiting on completion, and commenced drilling a third well at West Cote Blanche Bay. The Company believes the first two wells have a combined nine potentially productive zones with 130 feet of net pay. Gulfport has also recently recompleted an additional well in the field that has tested at 365 barrels of oil and 240 mcf of natural gas per day.

In Gulfport’s East Hackberry Field located in Cameron Parish, Louisiana, the Company has completed seismic permitting and received final regulatory approval for a forty-three square mile, proprietary three-dimensional (3-D) seismic survey which is estimated to cost approximately $4,500,000. Gulfport began the seismic data acquisition during the second quarter of 2005 and hopes to have the final processed seismic data during the third quarter 2005. Since this portion of the East Hackberry dome has never been included in a 3-D seismic survey, the Company believes the shoot could reveal undrilled fault blocks that will allow Gulfport to drill new wells to both shallow and deep targets in the field. The drilling program in East Hackberry is expected to commence during the fourth quarter of 2005.

During February 2005, the Company entered into two stock purchase agreements with certain accredited investors providing for the issuance by the Company of an aggregate of 4,000,000 shares of the Company’s common stock at a price of $3.50 per share for gross proceeds to the Company of $14,000,000. In addition, during the three months ended March 31, 2005, the holders of the Company’s Series A Preferred warrants elected to purchase 7,736,621 shares of the Company’s common stock for an exercise price of $1.19 per share resulting in gross proceeds to the Company of $9.2 million. Also during the three months ended March 31, 2005, the Company used the proceeds from the exercise of the warrants, along with a portion of the proceeds from the sale of common stock, to redeem 14,133 shares of the 14,292 shares of the Company’s outstanding Series A preferred stock for an aggregate of $14.1 million, including accrued but unpaid dividends. After the sale of the common stock, the exercise of the warrants and the redemption of the preferred stock, Gulfport received net proceeds of $9.1 million. Gulfport redeemed the remaining 159 shares of the preferred stock outstanding during the second quarter of 2005. As of the three months ended March 31, 2005, the Company had 31,883,187 shares of common stock outstanding.

Gulfport will fund its 2005 activities with the net proceeds from the sale of common stock that occurred during the first quarter of 2005, cash flows from operations and borrowings under its new $30.0 million credit facility ($18.0 million initial availability) with Bank of America, which was closed and available as of March 11, 2005. To date the Company has not drawn against the credit facility. The Company’s cash balance as of March 31, 2005 was $11,826,000.

Mike Liddell, Chief Executive Officer of Gulfport Energy said, “Gulfport is entering a very exciting period. At West Cote Blanche Bay we are involved in the largest drilling program in our history and have recently started the 3-D seismic shoot at East Hackberry. We now have the capital to accelerate the conversion of our proved reserves to production at West Cote Blanche Bay and the completion of the East Hackberry seismic shoot will significantly increase our prospect inventory”.

Since 2001, Gulfport has engaged the engineering firm of Netherland, Sewell & Associates, Inc. of Houston, Texas to render its reserve report. The reserve report for the year ended December 31, 2004 reflected total net proved reserves of 24,765 MBOE for Gulfport with 1,974 MBOE (8%) categorized as proved developed producing reserves, 3,431 MBOE (14%) classified as proved developed non-producing reserves and 19,360 MBOE (78%) shown as proved undeveloped reserves. The reserve report assigned a present value of estimated future net revenues discounted at 10% (PV10) of approximately $361.5 million for total proved reserves using the SEC required Company year-end pricing of $43.29 a barrel for oil and $6.04 per MMBTU for natural gas.

Three Months
Ended
March 31, 2005
Net Income	$1,930,000

Interest Expense	58,000
Interest Expense — preferred stock	272,000
Accretion Expense	117,000
Depreciation, depletion, and amortization	1,300,000

EBITDA	$3,677,000

Three Months
Ended
March 31, 2005

Cash provided by operating activity	$3,451,000

Adjustments:

Changes in assets and liabilities	168,000

Operating Cash Flow	$3,619,000

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus provision for income taxes, interest expense, other debt related expenses, accretion, depreciation, depletion and amortization. Operating cash flow is a non-GAAP financial measure equal to cash flow from operating activities before changes in assets and liabilities. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and operating cash flow are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and operating cash flow are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and operating EBITDA measures presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Gulfport is an independent oil and gas exploration and production company with its principal properties located in the Louisiana Gulf Coast area. The Company seeks to achieve reserve growth and increased cash flow from operations through low risk development activities on its existing properties and other acquisition opportunities.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts, included in this news release that address activities, events or developments that Gulfport Energy Corporation (“Gulfport” or the “Company”), a Delaware corporation, expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward looking statements, whether as a result of new information, future results or otherwise.